Exhibit 99.1

FOR IMMEDIATE RELEASE

eBay Announces Early Results of Tender Offer and Consent Solicitation for 2.875% Notes due 2021

SAN JOSE, Calif., JUNE 22, 2020: eBay Inc. (Nasdaq: EBAY), announced today the early results of its previously announced cash tender offer (the “Offer”) for any and all of its $750 million aggregate principal amount of outstanding 2.875% Notes due 2021 (the “Notes”), and its concurrent consent solicitation (together with the Offer, the “Offer and Consent Solicitation”) to amend the indenture governing the Notes to shorten the minimum notice period required for optional redemption of the Notes by the Company from 30 calendar days to two calendar days (the “Amendment”), in each case, upon the terms and conditions included in the Offer to Purchase and Consent Solicitation Statement, dated June 8, 2020 and as amended by the early results press release issued June 22, 2020 (the “Offer to Purchase”).

As of the consent fee deadline, which was 5:00 p.m., New York City time, on June 19, 2020 (the “Consent Fee Deadline”), the aggregate principal amount of the Notes and related consents that have been validly tendered and delivered and not validly withdrawn or revoked was $ 329,236,000, representing 43.90% of the $750,000,000 aggregate outstanding principal amount of the Notes.

The Offer and Consent Solicitation is subject to the satisfaction or waiver of certain conditions as described in the Offer to Purchase, including satisfaction of certain general conditions to the Offer and Consent Solicitation, in each case as described in more detail in the Offer to Purchase. If any of the conditions are not satisfied, the Company may terminate the Offer and Consent Solicitation and return tendered Notes, may waive unsatisfied conditions and accept for payment and purchase all validly tendered Notes, may extend the Offer and Consent Solicitation or may otherwise amend the Offer and Consent Solicitation.

Subject to the terms and conditions of the Offer and Consent Solicitation being satisfied or waived, holders who validly tendered and did not withdraw Notes prior to the Consent Fee Deadline will, if their Notes are accepted for purchase, receive the “Total Consideration” equal to $1,028.20 per $1,000 principal amount of Notes. In addition to the Total Consideration, holders will receive accrued and unpaid interest on the Notes from the most recent payment of semi-annual interest preceding the Early Settlement Date to, but not including, the Early Settlement Date. The Early Settlement Date is expected to be June 22, 2020.

The Withdrawal Deadline has passed. Accordingly, any validly tendered Notes and delivered consents may no longer be withdrawn or revoked.

The complete terms and conditions of the Offer and Consent Solicitation are set forth in the Offer to Purchase that has been sent to holders of the Notes. Holders are urged to read the Offer to Purchase carefully.

The Company has engaged Credit Suisse Securities (USA) LLC to act as Dealer Manager and Solicitation Agent for the Offer and Consent Solicitation. Persons with questions regarding the Offer and Consent Solicitation should contact Credit Suisse Securities (USA) LLC toll-free at (800) 820-1653 or collect at (212) 538-5828. Requests for documents should be directed to D.F. King & Co., Inc., the Tender and Information Agent for the Offer and Consent Solicitation, at (212) 269-5550 (for banks and brokers) or (877) 896-3192 (for noteholders), or via the following web address: www.dfking.com/ebay.

This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell with respect to any of the Notes. The Offer and Consent Solicitation is being made pursuant to the tender offer documents, including the Offer to Purchase that the Company has distributed to holders of the Notes. The Offer and Consent Solicitation is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or other laws of such jurisdiction. None of the Company, the Dealer Manager and Solicitation Agent, the Tender and Information Agent or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Notes in the Offer and Consent Solicitation.

About eBay

eBay Inc. (Nasdaq: EBAY) is a global commerce leader including the Marketplace and Classifieds platforms. Collectively, we connect millions of buyers and sellers around the world, empowering people and creating opportunity for all. Founded in 1995 in San Jose, California, eBay is one of the world’s largest and most vibrant marketplaces for discovering great value and unique selection. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

Forward-Looking Statements

Statements contained in this release that state the Company’s or management’s intentions, expectations or predictions of the future are forward-looking statements. Specifically, the Company cannot assure you that the Offer and Consent Solicitation will be consummated on the terms currently contemplated, if at all. The forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied. The Company disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future events or otherwise.

Contact:

Investor Relations Contact:

Joe Billante

ir@ebay.com

Media Relations Contact:

Trina Somera

press@ebay.com

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